Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE SECOND QUARTER OF FISCAL 2021

Keene, N.H. May 14, 2021 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2021 which appears in the table below compared with the net income for the second quarter of fiscal 2020. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. During the second quarter of fiscal 2021, there were no prior period adjustments to total royalty income, whereas during the second quarter of fiscal 2020, total royalty income was reduced by prior period adjustments totaling $137,944. The Trust received separate sulfur royalty payments under the Mobil Agreement of $36,411 and $31,105 during the second quarters of fiscal 2021 and 2020, respectively.

	2nd Fiscal Quarter Ended 4/30/2021	2nd Fiscal Quarter Ended 4/30/2020	Percentage Change
Total Royalty Income	$1,400,159	$1,275,824	+9.75%
Net Income	$1,198.447	$1,041,902	+15.02%
Distribution per Unit	$0.14	$0.11	+27.27%

Under the Mobil Agreement for the second quarter of fiscal 2021, gas sales, gas prices, and the average exchange rate showed percentage changes of -5.84%, -5.84% and +9.84%, respectively, in comparison to the second quarter of fiscal 2020. Under the OEG Agreement, gas sales, gas prices, and the average exchange rate showed percentage changes of -5.05%, -5.83% and +9.74%, respectively, in comparison to the second quarter of fiscal 2020.

Trust expenses for the second quarter of fiscal 2021 decreased 13.94%, or $32,686, to $201,814 from $234,500 in the second quarter of fiscal 2020. The decrease in expenses reflects reduced Trustee fees as specified by the Trust Agreement, reduced printing costs related to the changed format for the annual report, lower meeting and travel expenses resulting from the change to virtual meetings during the pandemic-imposed restriction period, and the shift in the timing of the payment relating to the biennial examination of the royalty statements by the Trust's German accountants.

Total royalty income received during the first six months of fiscal 2021 decreased in comparison to fiscal 2020 due to lower gas prices and lower gas sales under both the Mobil and the OEG Agreements. During the first six months of fiscal 2021 and 2020, total royalty income amounts were reduced by negative prior period adjustments of $538,651 and $388,634, respectively. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2021	Six Months Ended 4/30/2020	Percentage Change
Total Royalty Income	$1,683,598	$2,301,789	-26.86%
Net Income	$1,310,289	$1,789,639	-26.78%
Distribution per Unit	$0.18	$0.19	-5.26%

The previously declared distribution of 14 cents per unit will be paid on May 26, 2021 to owners of record as of May 14, 2021. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about May 28, 2021.